Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

IRIDEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value, reserved for issuance pursuant to 2008 Equity Incentive Plan, as amended.	457(c) and 457(h)	1,000,000 shares (2)	$0.96 (3)	$960,000	0.00015310	$146.98
Total Offering Amounts			1,000,000 shares		$960,000		$146.98
Total Fee Offsets (4)							–
Net Fee Due							$146.98

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of IRIDEX Corporation’s (the “Registrant”) common stock that become issuable under the Registrant’s 2008 Equity Incentive Plan, as amended (“2008 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents an increase of 1,000,000 shares to the Registrant’s common stock reserved for issuance under the 2008 Plan, as approved by the Registrant’s stockholders at the Registrant’s annual meeting of stockholders held on June 11, 2025.

(3) Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the high and low prices of the Registrant’s common stock as reported in The Nasdaq Capital Market on June 12, 2025.

(4) The Registrant does not have any fee offsets.